EXHIBIT 99.1

SUPERTEX, INC.                          	PRESS RELEASE
FOR IMMEDIATE RELEASE   Contact:                Richard Siegel
July 19, 2004                                   Executive Vice President
                                                Tel:  408-222-8888
                                                Fax:  408-222-4800
                                              Email:  investors@supertex.com


                SUPERTEX REPORTS FIRST FISCAL QUARTER RESULTS

Sunnyvale, CA (July 19, 2004) - Supertex, Inc. (NASDAQ: SUPX) reported that for the first fiscal quarter ended June 30, 2004, net sales increased 14% to $14,242,000 from $12,479,000 for the same quarter in the prior fiscal year, and increased 5% sequentially from the prior quarter of $13,589,000. Net income for the quarter increased to $1,860,000 or $0.14 per share on a diluted basis from $776,000 or $0.06 per share for the same quarter of the prior fiscal year and $290,000 or $0.02 per share for the prior quarter.

Dr. Henry C. Pao, President and CEO, commented, "The first quarter of our fiscal year 2005 was characterized by a modest sequential growth of 5% and improved net profit. Our sales underwent a favorable product mix change primarily due to improvement in sales to the medical ultrasound market and to the non-impact printer market. Our inventory, based on the product mix change, is under control. Our gross margin improved to 50% from 38% in the prior fiscal quarter due to favorable product mix, lower depreciation expenses, and rigorous cost reduction measures. Depreciation expense in fiscal 2005 was lower due to declining capital spending in the last two years, as we have completed the planned major upgrades to our wafer fabrication facility and test operations, started in fiscal 2002. In fiscal 2004, we successfully completed qualification of our two new in-house ion implanters that resulted in significant reduction of our outside implantation service costs. Cash flow from operations was positive in the quarter. Cash, cash equivalents, and short-term investments increased by $3.4 million during the quarter even with some stock buy-back. Our research and development expenses in the quarter were $2.5 million dollars or 17% of sales. Our sales and marketing expenses were $1.5 million dollars or 10%."

He added, "We have seen continued design and order activity in our emerging markets of hotswap ICs, LED driver ICs, and high voltage amplifier arrays for Optical-to-Optical telecom applications and our new telecom ringer ICs. This activity is encouraging, and combined with a positive book-to-bill ratio, we are optimistic about both our top and bottom line growth for the balance of our fiscal year 2005. We have substantial production capacity in wafer fabrication and test in place to handle the projected increase in sales."


Forward Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes,"
"anticipates," and "estimates."   Examples of forward-looking statements
include our optimism for revenue and income growth during this fiscal year and our expectation that we have adequate production capacity to handle the anticipated demand growth for our devices. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products, including products in the pre-production stage, which incorporate our devices, whether competitors introduce devices at lower prices than our devices causing price erosion, and whether we are able to utilize our excess production and test capability without incurring unexpected difficulties as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements which speak only as of this date.

Conference Call Details
The company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on July 19, 2004, following the earnings release. President and Chief Executive Officer, Dr. Henry C. Pao and Executive Vice President, Richard E. Siegel will present an overview of the first fiscal quarter financial results, discuss current business conditions and then respond to questions.

The call is available live to listen or ask questions by dialing 800-540-0559 (domestic) or 785-832-1508 (toll, international) before the scheduled start time, and by asking to be connected to the Supertex Quarterly Earnings Release Call. A recorded replay will be available until 11:59 p.m., August 2, 2004 by dialing 800-934-2730 (domestic) or 402-220-1141 (toll, international).

About Supertex
Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Richard Siegel at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our Website at http://www.supertex.com.



                                SUPERTEX, INC.
                   CONSOLIDATED INCOME STATEMENT INFORMATION
                                  (unaudited)

                                        Three-months Ended June 30,
                               (in thousands, except per share amounts)

                                          2004              2003
                                          ----              ----
Net sales                            $  14,242         $  12,479
Cost of sales                            7,069             7,289
                                     ---------         ---------
   Gross profit                          7,173             5,190
Research and development                 2,470             2,230
Selling, general and administrative      2,402             2,390
                                     ---------         ---------
   Income from operations                2,301               570
Interest and other income, net             395               554
                                     ---------         ---------
   Income before income taxes            2,696             1,124
Provision for income taxes                 836               348
                                     ---------         ---------
   Net income                        $   1,860         $     776
                                     =========         =========
Net income per share
   Basic and diluted                 $    0.14         $    0.06

Shares used in per share computation
   Basic                                12,904            12,686
                                     =========         =========
   Diluted                              13,050            12,907
                                     =========         =========








                                SUPERTEX, INC.
                   CONSOLIDATED BALANCE SHEET INFORMATION
                                 (unaudited)

                                      June 30, 2004      March 31, 2004
                                               (in thousands)
ASSETS

Cash and cash equivalents                $   74,394          $   71,117
Short term investments                        5,105               5,007
Accounts receivable, net                      8,334               7,667
Inventories, net                             11,807              12,606
Deferred income taxes                         4,989               4,989
Other current assets                            496                 642
                                         ----------          ----------
   Total current assets                     105,125             102,028
Property, plant and equipment                 9,302               9,731
Other assets                                     95                  94
Deferred income taxes                           944                 944
                                         ----------          ----------
TOTAL ASSETS                             $  115,466          $  112,797
                                         ==========          ==========


LIABILITIES

Trade accounts payable                   $    2,564          $    2,354
Accrued salaries, wages and employee
 benefits                                     7,310               7,449
Other accrued liabilities                       409                 481
Deferred revenue                              3,016               3,254
Income taxes payable                          2,319               1,485
                                         ----------          ----------
  Total current liabilities                  15,618              15,023
                                         ----------          ----------
SHAREHOLDERS' EQUITY

Common stock                                 32,581              32,134
Retained earnings                            67,267              65,640
                                         ----------          ----------
  Total shareholders' equity                 99,848              97,774
                                         ----------          ----------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                  $  115,466          $  112,797
                                         ==========          ==========